EXHIBIT 10.1
CONSULTING AGREEMENT

    THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of May 1, 2022 (“Effective Date”) by and between Valley National Bank, a national banking association with its principal place of business at 1455 Valley Road, Wayne, New Jersey 07470 on behalf of itself, its subsidiaries and affiliated companies (hereinafter collectively “Valley”), and ALREM LLC, a New York limited liability company (“Consultant”), (each individually a “Party”, and collectively, the “Parties”) in connection with the agreement of Consultant to provide certain services to Valley as an independent contractor, and Valley's agreement to pay Consultant for those services on the terms hereof.
WHEREAS Avner Mendelson, a Member of Consultant (the “Member”), is currently a director on Valley’s board of directors;
WHEREAS Valley desires to engage Consultant to provide certain Services (as defined below) to Valley; and
WHEREAS Consultant desires to provide the Services to Valley; and
    WHEREAS Consultant acknowledges that all elements of Valley's Confidential Information (as defined below) are valuable, special and unique assets of Valley and need to be protected from improper disclosure, and acknowledges that during Consultant’s relationship with Valley he may be given access to Valley’s Confidential Information; and
    WHEREAS Consultant acknowledges Valley's requirement that Consultant not use or disclose Valley’s Confidential Information at any time for any purpose other than providing Services to Valley.
    NOW THEREFORE, in consideration of the foregoing premises and mutual promises and undertakings herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:
1.Services. For the duration of the Term, Consultant agrees to retain and assign the Member to exclusively provide the services to Valley as set out on Schedule A (the “Services”). Consultant shall ensure that the Member complies with the obligations of Consultant under this Agreement, and Consultant shall be responsible for the actions of the Member.
2.Compensation. As compensation for the Services provided, Valley agrees to pay Consultant pursuant to the Compensation Schedule set forth on Schedule B. Valley shall also reimburse Consultant for all reasonable expenses and other costs (including, without limitation, reasonable travel expenses) associated with this Agreement in accordance with Valley’s standard policies and procedures.
3.Term; Termination. This Agreement shall be in full force and effect from the Effective Date until the twelve (12) month anniversary thereof (the “Initial Term”), and shall be automatically renewable for additional twelve (12) month terms (each, an “Extended Term”; together, the Initial Term and all Extended Terms, if any, the “Term”) unless either party notifies the other no later than thirty (30) days prior to the end of the Initial Term or any Extended Term that such party desires to terminate this Agreement.
During the Initial Term, (i) upon thirty (30) days prior written notice Consultant may terminate this Agreement if the Member accepts full time employment with any other employer, and (ii) in the event that Valley reasonably believes that Consultant has engaged in activities which would constitute “Cause” (as such term is defined in Valley’s 2019 Change in Control

Severance Plan) or that Consultant has otherwise materially breached this Agreement, then Valley may terminate this Agreement on five (5) days written notice to Consultant.
At any time during an Extended Term: (i) either party may terminate this Agreement on thirty (30) days written notice to the other party; or (ii) in the event that Valley reasonably believes that Consultant has engaged in activities which would constitute “Cause” (as such term is defined in Valley’s 2019 Change in Control Severance Plan) or that Consultant has otherwise materially breached this Agreement, then Valley may terminate this Agreement on five (5) days written notice to Consultant
Upon any termination of this Agreement, Valley shall have no further financial or other obligation to Consultant, except for payment of fees earned for Services actually performed in accordance with this Agreement up to the date of the notice.
4.Independent Contractor. In furnishing the Services, the relationship of Consultant to Valley is intended to be and will be that of an independent contractor. Nothing in this Agreement is intended to, and nothing shall render Consultant as an agent or partner of Valley, and Consultant shall not hold itself out as such.
As a result of Consultant’s independent contractor status:
i.Neither party shall have any apparent or actual agency authority to bind the other party to any agreement or to incur any expenditure in the name of or for the account of the other party, and neither party shall hold itself out as having such authority;
ii.Valley will report the gross amount of all payments made to Consultant to the Internal Revenue Service on Form 1099-MISC and/or on such other state and local government forms and systems as required for the relevant jurisdictions. Consultant is solely responsible for all governmental assessments as well as income or other taxes which may be due with respect to the Services.
5.Confidential Information. Consultant agrees to be bound by the terms of Valley’s Confidentiality and Non-Disclosure Provisions as set out in Schedule C.
6.Restrictive Covenants. The restrictive covenants set forth in Section 6 of the Non-Competition Agreement between the parties dated September 22, 2021 are hereby affirmed by Consultant and incorporated herein by reference.
7.No Conflict; Duty of Loyalty. Consultant warrants and represents that as of the date of this Agreement, and continuing for the duration of this Agreement, Consultant is not a party to and will not enter into any oral or written contract, understanding or undertaking with any third party that is inconsistent with this Agreement and/or Consultant’s performance hereunder, or that will in any way limit or conflict with Consultant’s ability to fulfill the terms of this Agreement.

Additionally, Consultant acknowledges that Consultant shall become aware of business opportunities pertaining to Valley’s business, and Consultant is under fiduciary obligations of confidentiality and loyalty to Valley with respect to such opportunities. Therefore, Consultant further represents that Consultant shall promptly take all reasonable steps to offer (or cause to be offered) such opportunities to Valley. Such opportunities shall not be offered by the Consultant (or caused by the Consultant to be offered) to any other party. Notwithstanding the foregoing, nothing in this clause shall require the Consultant to disclose, and Consultant shall not disclose, any business opportunity to Valley if to do so would result in a breach by Consultant of any obligation of confidentiality or of any fiduciary duty owed by Consultant to a third party.
8.Dispute Resolution. Before the commencement of any legal proceedings, the parties shall attempt in good faith to settle by mediation any controversy or claim arising out of or relating to this Agreement or the breach thereof. Mediation shall be conducted before a single mediator unless otherwise mutually agreed. The substantive laws of the State of New Jersey shall be applied to the resolution of the dispute, and the mediator shall be familiar with the applicable laws regarding the type of dispute to be mediated. Mediation shall not be the exclusive remedy of either party, but a party may only institute legal proceedings in a court of competent jurisdiction after such party has attempted to resolve the matter through the use of mediation. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to its choice of law principles).
9.No Assignment by Consultant. Consultant may not assign its obligations under this Agreement to any other individual or entity without the express, prior written consent of Valley. Any attempt to do so shall be void and constitute a breach of this Agreement by Consultant, and Valley may terminate this Agreement at its discretion on notice to Consultant without any further financial or other obligation of Valley to Consultant.
10.Other Agreements. This Agreement, including all Schedules annexed hereto and made a part hereof by reference, fully expresses the entire understanding of the Parties and supersedes all prior oral or written agreements and understandings between Valley and the Consultant as to the subject hereof. This Agreement may not be modified, changed or altered by any oral promise or statement by whomsoever made, nor shall any written modification of this Agreement be binding on Valley until such modification shall have been approved in writing by a duly authorized officer of Valley.
11.No Waiver. The waiver by Valley of a breach of any of the provisions of this Agreement by the Consultant shall not operate or be construed as a waiver of any subsequent breach by the Consultant.
12.Notices. Any notice required under this Agreement will be considered given one (1) day after such notice is sent via e-mail or if properly addressed and shipped via overnight service.

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    IN WITNESS WHEREOF, each Party has caused this Agreement to be executed as of the Effective Date.
ALREM LLC

By:
    Avner Mendelson, Member

VALLEY NATIONAL BANK

By:
    Ira Robbins, CEO

SCHEDULE A
Consulting Services

Assist Valley in executing its tech banking plan, including building future growth strategies;
Assist Valley with development and implementation of VC investment strategy;
Retention of BLUSA clients;
Exploring a renewables/project finance vertical with BLITA;
Provide advice to the CEO in developing Valley’s strategic initiatives; and
Assist Valley with maintaining its relationship with BLITA.

SCHEDULE B
Compensation Schedule

$60,000 per month for the months of May and June, 2022, payable on the 30th day of each month; and
$61,792 for the month of July 2022, payable on July 30, 2022; and
$62,800 per month for each month during the remainder of the Term of the Agreement, payable on the 30th day of each month, commencing with August 2022; and
$120,000 on each July 31, October 31, January 31 and April 30 that this Agreement is in effect and has not been terminated by either party.

SCHEDULE C
Confidentiality and Non-Disclosure Provisions

Consultant acknowledges that to perform the Services, it will be given access to Confidential Information (as defined below), and in performance of the Services, Consultant may develop certain Confidential Information. The purpose of these Confidentiality and Non-Disclosure Provisions (“Provisions”) is to ensure that such Confidential Information is properly protected and used. All Confidential Information is protected by these Provisions regardless of the execution of any other agreements between the Parties.

1. Definition of “Confidential Information”

“Confidential Information” means any information, written, electronic or oral, in whatever form, which Valley possesses that has commercial value or the unauthorized disclosure of which could cause loss or harm to Valley, or which Valley otherwise deems proprietary and/or confidential. This Confidential Information includes but is not limited to the customers, prospects, systems, business plans, financial (including audited and unaudited statements and projections) and non-financial information, products, marketing strategies, manufacturing and information techniques, systems, and processes, and other trade secrets as they may exist from time to time of Valley.
However Confidential Information shall not include:
a.    Information which at disclosure is in the public domain, by publication or otherwise, through no act of Consultant.
b.    Information that can be demonstrated was in Consultant’s lawful possession prior to Valley’s disclosure.
c.    Information which is furnished by Valley to others on a non-confidential basis.

2. Position of Trust/Ownership of Confidential Information

Consultant acknowledges that all elements of Valley’s Confidential Information are valuable, special and unique assets of Valley and need to be protected from improper disclosure. Consultant agrees that the nature of the Services and its business arrangement with Valley is one of trust and confidence with respect to Confidential Information, and that Valley will entrust Confidential Information to Consultant in reliance upon such relationship. Consultant further agrees that Valley is the sole owner of all Confidential Information and that Valley does not give up any of its ownership rights by providing Confidential Information for use by Consultant.

3. Protection of Confidential Information

Consultant will hold and protect all Confidential Information in confidence. Consultant agrees that it will not at any time or in any manner, either directly or indirectly, use or disclose any Confidential Information for its own benefit or for the benefit of others. Consultant agrees not to divulge, or disclose, or communicate in any manner any Confidential Information or the existence of any Confidential Information to any affiliate or third party without the prior consent of Valley or to any others unless they are subject to the same duty of confidentiality as Consultant. These obligations shall continue until the Confidential Information is made public by means other than a disclosure by Consultant.

4. Term of Agreement

Regardless of the date that the Agreement is signed, these Provisions are effective as of the time at which any Confidential Information is disclosed to Consultant. These Provisions will remain in force indefinitely, even after the Agreement terminates.